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                                                                     EXHIBIT 4.4


                        AMENDMENT NO. 2 TO LOAN AGREEMENT


            AMENDMENT NO. 2, dated as of March 30, 1999 (the "Amendment"), to the LOAN AGREEMENT, dated as of February 3, 1997, as amended (the "Loan Agreement"), between MARTHA STEWART LIVING OMNIMEDIA LLC, a Delaware limited liability company (the "Borrower"), and NATIONSBANK, N.A. (the "Bank").

            The parties desire to amend the Loan Agreement.

            Therefore, in consideration of the premises and the agreements herein, the Borrower hereby agrees with the Bank as follows:

            1. Definitions. All terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used herein as defined therein.

            2. Amendments.

                  (a) Section I.A of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "A. "Affiliate" of the Bank means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the Bank and, without limiting the generality of the foregoing, includes
      (i) any Person which beneficially owns or holds 10% or more of any class of voting securities of the Bank or 10% or more of the equity interest in the Bank, (ii) any Person of which the Bank beneficially owns or holds 10% or more of any class of voting securities or in which the Bank beneficially owns or holds 10% or more of the equity interest in such Person and (iii) any director, officer, member or partner of the Bank."

                  (b) Section I.N. of the Loan Agreement is hereby amended by
(i) deleting the phrase "the Partnership Security Agreement and the Stewart Security Agreement" and (ii) inserting in place of such deleted phrase "the Company Security Agreement."

                  (c) The Loan Agreement is hereby amended by inserting the following after Section I.P.:

      "P-1. "Company Guaranty" means the Continuing and Unconditional Guaranty of the Stewart Company, dated February 6, 1997, as the same may be amended, modified or supplemented from time to time.
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      P-2 "Company Security Agreement" means the Security Agreement, dated
      February 6, 1997, between the Stewart Company and the Bank, as the same may be amended, modified or supplemented from time to time."

                  (d) Section I.U. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "U. "Debt Service Coverage Ratio" means, for any period, the consolidated net income of the Borrower and the Subsidiaries for such period plus (to the extent such items were deducted in the determination of such consolidated net income) the sum for such period of (i) the Borrower's and the Subsidiaries' consolidated interest expense, (ii) provision for taxes based on or measured by income for the Borrower and the Subsidiaries and
      (iii) the Borrower's and the Subsidiaries' provision for amortization (including, without limitation, amortization of intangibles), divided by the sum for such period of (w) the current portion of principal and interest on Indebtedness and Capital Lease Obligations, (x) the Borrower's and the Subsidiaries' consolidated interest expense, (y) Capital Expenditures and (z) all distributions, whether in cash, securities or other property, declared by the Borrower to be payable to any holder of any membership interest, capital stock or other equity security of the Borrower in respect of such interest, stock or security ("Dividends") (other than Dividends paid pursuant to Section 9.2 of the LLC Agreement as in effect on the date hereof )."

                  (e) Section I.EE. of the Loan Agreement is hereby amended and restated in its entirety as follows:

            "EE.  [intentionally omitted]."

                  (f) Section I.QQ. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "QQ. "Loan Document" means any of this Agreement, the Note, the Security Documents, the Company Guaranty and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by the Borrower or the Stewart Company in connection with the Loans, and from and after such time, if any, that Stewart and the Stewart Partnership execute and deliver guaranties and security agreements to the Bank as contemplated by Section 4.(j)(iii) of the Note, the term "Loan Documents" shall include such guaranties and security agreements."

                  (g) Section I.RR. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "RR. "Loan Parties" mean, collectively, the Borrower and the Stewart Company and from and after such time, if any, that Stewart and the Stewart Partnership are required to execute and deliver guaranties and security agreements to the Bank as contemplated by Section 4.(j)(iii) of the Note, the term "Loan Parties" shall include Stewart and the Stewart Partnership."
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                  (h) Section I.TT. of the Loan Agreement is hereby amended by amending and restating clauses (i) and (ii) thereof as follows:

      "(i) the business, assets, liabilities, properties, prospects, operations or financial or other condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document or to perform their obligations thereunder or"

                  (i) Section I.UU. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "UU. "Maturity Date" means June 30, 2000 or such later date that is established pursuant to Section II.G."

                  (j) Section I.WW. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "WW. "Note" means the promissory note of the Borrower , in the form of Exhibit A to the Amendment No. 2 to this Agreement, dated as of March 31, 1999, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement thereof."

                  (k) Section I.YY. of the Loan Agreement is hereby amended by inserting the phrase "to the Bank or its Affiliates" (i) following the phrase "from time to time owing by it" in clause (i) thereof and (ii) following the phrase "such Loan Party's other obligations" in clause (ii) thereof.

                  (l) Section I.MMM. of the Loan Agreement is hereby amended by
(i) deleting the phrase the Borrower Security Agreement, the Partnership Security Agreement, the Stewart Security Agreement" therein and (ii) inserting in place of such deleted phrase the following: "the Borrower Security Agreement, the Company Security Agreement".

                  (m) The Loan Agreement is hereby amended by inserting the following after Section I.OOO:

      "OOO-1. "Stewart Company" means Martha Stewart, Inc., a Connecticut corporation."

                  (n) Section I.VVV.(iii) of the Loan Agreement is hereby amended by inserting the phrase "(other than the LLC Agreement)" following the phrase "in connection therewith".

                  (o) Section IV.F. of the Loan Agreement is hereby amended and restated by deleting the balance of such Section following the phrase "assets or rights" contained therein and inserting in place thereof the following:
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      ", except as such as could not reasonably be expected to cause a
      Material Adverse Effect."

                  (p) Section IV.H. of the Loan Agreement is hereby amended by deleting the phrase "All taxes and assessments" and inserting in its place the phrase "All material taxes and assessments".

                  (q) Section IV.L. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "L.   ERISA.  With respect to the provisions of ERISA:

            (1) Each Plan has complied with and has been administered in all material respects in accordance with applicable provisions of ERISA and the Code other than any non-compliance which would not be reasonably expected to have a Material Adverse Effect.

            (2) No Reportable Event has occurred with respect to any Plan that resulted or is reasonably likely to result in any unpaid liability that would be reasonably expected to have a Material Adverse Effect.

            (3) The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any ERISA Affiliate (based on then current assumptions used to fund such Plan as of the last annual valuation date applicable thereto), did not, as of such valuation date, exceed the value of the assets of each such Plan allocable to such benefit, except where such event would not reasonably be expected to have a Material Adverse Effect and, to Borrower's knowledge, no material change has occurred to such funded status as of the valuation date.

            (4) Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization or insolvent where such reorganization or insolvency has resulted, or would be reasonably likely to result in an unpaid liability that would be reasonably expected to have a Material Adverse Effect nor, to the best knowledge of the Borrower, is any such reorganization or insolvency (which would be reasonably expected to have a Material Adverse Effect) reasonably likely to occur. Neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability, or is reasonably expected to incur any withdrawal liability, to any Multiemployer Plan (which in any such case would be reasonably expected to have a Material Adverse Effect)."

                  (r) Section IV.N. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "N.   [intentionally omitted]."
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                  (s) Section IV.Q. of the Loan Agreement is hereby amended by
(i) deleting the phrase "and its Affiliates" in each of the places it appears therein and (ii) amending and restating clause 1(ii) thereof in its entirety as follows:

      "(ii) developed a plan for becoming Year 2000 complaint in all material respects in a timely manner, the implementation of which is on schedule in all material respects."

                  (t) Section V.A.(3) of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "(3)  [intentionally omitted];"

                  (u) Section V.A(6) of the Loan Agreement is hereby amended by
(i) deleting the phrase "November 30" contained therein and replacing it with the phrase "December 15" and (ii) deleting the phrase "and within 45 days after the end of each fiscal quarter, an update or revision to such plan," and replacing it with the following:

      "and within 45 days after the end of each fiscal quarter either (i) notify the Bank that the Borrower has not updated or revised such plan or (ii) furnish the Bank with an update or revision to such plan if it has been revised or updated,".

                  (v) Section V.A.(8) of the Loan Agreement is hereby amended by
(i) deleting the phrase in clause (a) thereof "the breach by" and replacing such deleted phrase with the phrase "the material breach by" and (ii) deleting the phrase "the Borrower, the Subsidiaries or any other Loan Party" in clause (g) thereof and replacing such deleted phrase with the phrase "the Loan Parties".

                  (w) Section V.A.(8)(c) of the Loan Agreement is hereby amended by deleting the phrase "the adverse determination of" contained therein.

                  (x) Section V.A.(8)(e) and (f) of the Loan Agreement are hereby amended by adding at the end of each thereof the phrase "within 10 Business Days thereof".

                  (y) Section V.H. of the Loan Agreement is hereby amended by inserting the following prior to the phrase ";provided, however": "where the failure to so pay or discharge would reasonably be expected to result in a Material Adverse Effect".

                  (z) Section V.M. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "M.   [intentionally omitted]."

                  (aa) Section VI.B. of the Loan Agreement is hereby amended and restated in its entirety as follows:
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      "B. [intentionally omitted]."

                  (bb) Section VI.C. of the Loan Agreement is hereby amended by
(i) amending and restating clause (v) thereof as follows: "(v) Investments not to exceed $5,000,000 in the aggregate for the Borrower and the Subsidiaries," and (ii) adding the following at the end of such Section:

      ", (ix) other Investments consented to by the Bank, which consent will not be unreasonably withheld and (x) advances to employees made in the ordinary course of business."

                  (cc) Section VI.D. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "D.   [intentionally omitted]."

                  (dd) Section VI.E. of the Loan Agreement is hereby amended and restated in its entirety as follows:

      "E.   [intentionally omitted]."

                  (ee) Section VI.F. of the Loan Agreement is hereby amended by deleting the phrase "voluntarily or by operation of law, or otherwise dispose of any of its assets" contained therein and replacing it with the following:

      "voluntarily or by operation of law, or otherwise dispose (except for licenses entered into in the ordinary course of business and dispositions of inventory in the ordinary course of business) of any of its material assets"

                  (ff) Section VI.H. of the Loan Agreement is hereby amended by inserting the following at the end thereof: "and the Term Agreement (as such term is defined in Amendment No. 2 to this Agreement, dated as of March 31,
1999)."

                  (gg) Section VI.N. of the Loan Agreement is hereby amended by
(i) deleting the phrase "15%" contained therein and substituting it with the phrase "25%" and (ii) adding the following at the end thereof:

      ", (iv) customary fees to Persons serving as a director of the Borrower who are not officers or employees of the Borrower or any Subsidiary and
      (v) indemnification, insurance and similar arrangements for directors and officers of the Borrower or any Subsidiary."

                  (hh) Section VI.O. of the Loan Agreement is hereby amended and restated in its entirety as follows:
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      "O.   ERISA.  Except where any such action or failure to act would not reasonably be expected to result in a Material Adverse Effect:

                        (1) engage in any transaction in connection with which the Borrower or any ERISA Affiliate is reasonably likely to be subject to either a material civil penalty assessed pursuant to the provisions of
      Section 502 of ERISA or a material tax imposed under the provisions of
      Section 4975 of the Code;

                        (2) terminate any Pension Plan in a "distress termination" under Section 4041 of ERISA or take any other action which could result in a material liability of the Borrower or any ERISA Affiliate to the PBCG;

                        (3) fail to make payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto; or

                        (4) adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code."

                  (ii) Section VI.P. of the Loan Agreement is hereby amended by
(i) inserting the phrase "or the Term Agreement" in clause (1) thereof following the phrase "Loan Document" and (ii) deleting the phrase "if the effect thereof could" in clause (2) thereof and replacing such deleted phrase with the phrase "if the effect thereof would reasonably be expected to".

                  (jj) Section VI.Q of the Loan Agreement is hereby amended by inserting the following at the beginning of the text: "other than in connection with the Term Agreement".

                  (kk) Section VIII. of the Loan Agreement is hereby amended by
(i) deleting the references therein to "David Steward" and Telecopy No. "(212) 522-7875" and replacing such references with Barry Pincus" and Telecopy No. "(212) 827-8330" and (ii) deleting the references therein to "Credit Services Center" and "Tom Fruge" and replacing such references with "Private Lending Center" and "Jackie Tatikus".

            3. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

                  (a) The representations and warranties made by the Borrower in the Loan Agreement, as amended hereby, and in each other Loan Document to which it is a party delivered to the Bank on or prior to the date hereof are true and correct on and as of the date
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hereof as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date).

                  (b) The Borrower has all requisite power and authority to execute, deliver and perform the Note in the form attached hereto and this Amendment and to perform the Loan Agreement, as amended hereby.

                  (c) The execution, delivery and performance by the Borrower of the Note in the form attached hereto and this Amendment, and the performance by the Borrower of the Loan Agreement, as amended hereby, (i) do not and will not contravene any law or any contractual restriction binding on or affecting the Borrower or any of its properties, and (ii) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, other than in favor of the Bank.

                  (d) Each of the Note in the form attached hereto and this Amendment and the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

            4. Terminated Documents. Upon the execution and delivery of this Amendment by the parties hereto, the Guaranty, the Partnership Guaranty, the Stewart Security Agreement and the Partnership Security Agreement (as such terms are defined in the Loan Agreement prior to the date of this Amendment) shall be of no further force or effect and shall be deemed terminated and cancelled and all Liens purported to be created by the Stewart Security Agreement and the Partnership Security Agreement shall be fully and effectively discharged and terminated.

            5. Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects except that on and after the date hereof
(i) all references in the Loan Agreement to "this Agreement," "hereto," "hereof," "hereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, (ii) all references in the other Loan Documents to the "Loan Agreement," "thereto," "thereof," "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment and (iii) all references in the Loan Documents to the "Note," "thereto," "thereof," "thereunder" or words of like import referring to the Note shall mean the Note in the form attached hereto.

            6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
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            7. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

            8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

            9. Amendment as Loan Document. The Borrower hereby acknowledges and agrees that this Amendment constitutes a "Loan Document." To the extent there is a conflict between the representations, warranties and covenants contained in Sections IV, V and VI (or, where appropriate, the definitions contained in Section I) of the Loan Agreement, dated as of March 30, 1999 (the "Term Agreement"), between the Borrower and the Bank and the representations, warranties and covenants contained in Sections IV, V and VI (and the appropriate definitions contained in Section I) of the Loan Agreement (other than those relating to the revolving nature of the Loans, the Borrowing Base, the Availability and the Maturity Date), the provisions of Sections IV, V and VI (and, where appropriate, Section I) of the Term Agreement shall govern.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

                                    MARTHA STEWART OMNIMEDIA LLC


                                    By: /s/ Martha Stewart
                                        ---------------------------------------
                                        Name: Martha Stewart
                                        Title: CEO

                                    NATIONSBANK, N.A.


                                    By: /s/ Jane R. Heller
                                        ---------------------------------------
                                        Name:  Jane R. Heller
                                        Title:  Senior Vice President